Exhibit 99.1

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

February 28, 2013, Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period January 1, 2013, through January 31, 2013, except as otherwise expressly noted.

Provisional estimated (unaudited) financial information and EBITDA as of January 31, 2013

The following information concerns the Company’s provisional estimated (unaudited) results for the month ended January 31, 2013.

Such financial information represents estimates that are based on assumptions, the occurrence of which depends on circumstances relating to the Company, macroeconomic conditions and other factors. Accordingly, the assumptions on which such financial information is based is subject to change. The financial information provided herein may not reflect certain accounting entries that are impracticable to record on a monthly basis; such accounting entries are recorded at the end of each quarter in connection with the preparation of quarterly financial information. For example, the Company is not in a position to comment on monthly sales due to the volatility of this information on a month-to-month basis and the fact that a one month period would not necessarily be meaningful to investors or representative of longer-term results. The Company makes financial information available to investors in its unaudited quarterly financial statements and audited year-end financial statements. Therefore, the financial information provided herein may deviate from values as reported in accordance with U.S. GAAP in the Company’s unaudited quarterly financial statements and audited year-end financial statements and the financial information provided herein should not be relied on for investment purposes.

The following table reports estimates of certain items relating to the provisional unaudited financial information for the month ended January 31, 2013:

Estimated financial data of the Company for the month ended January 31, 2013

The estimated and unaudited financial information of the Company for the month ended January 31, 2013, compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	December 31, 2012	January 31, 2013
Operating income (expense)	$(8,966)	$(5,549)
Profit(Loss) from operations	$(8,966)	$(5,549)

Other income (expenses), net	$1,002	$300
Preferred Stock:
-Deemed Dividend	$(429)	$—
EBITDA	$(8,393)	$(5,249)

Depreciation and amortization	$(195)	$(141)
Interest expense	$(1)	$(2)

Net profit/(loss) attributable to common shareholders	$(8,589)	$(5,392)

Estimated research and development expenses were $3.6 million and $2.8 million for the month of December 2012 and January 2013, respectively. There were no convertible notes outstanding as of December 31, 2012, and January 31, 2013.

Provisional Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of December 31, 2012 and January 31, 2013, including a separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	December 31, 2012	January 31, 2013
Cash and cash equivalents	$50,436	$45,760
Long term obligations, current portion	$(393)	$(393)
Estimated net financial standing, current portion	$50,043	$45,367
Long term obligations, less current portion	$(4,641)	$(4,631)
Net financial standing, less current portion	$(4,641)	$(4,631)
Estimated net financial standing	$45,402	$40,736

The total estimated and unaudited net financial standing of the Company as of January 31, 2013, was approximately $40,736 (in thousands of U.S. dollars).

In January 2013, the Company had no debt that matured and did not issue any new debt instruments. As of today, the Company has no debt outstanding.

Regulatory Matters and Products in Development

In September 2012, the Company began making PIXUVRI® (pixantrone) available for commercial sale in parts of the European Union (“E.U.”). PIXUVRI is currently available in eight countries: Austria, Denmark, Finland, Germany, the Netherlands, Norway, Sweden and the United Kingdom. The Company plans to expand availability of PIXUVRI to France, Italy and Spain, as well as other European countries in the second half of 2013. PIXUVRI was granted conditional marketing authorization by the European Commission in May 2012 and is the first medicinal product licensed in the E.U. to treat adult patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin lymphoma (“NHL”).

In January 2013, the Company initiated clinical trial sites and began enrolling patients in a Phase 3 clinical trial, known as PERSIST-1 or PAC325, for pacritinib, the Company’s investigational JAK2 inhibitor, which is being evaluated for the treatment of patients with myelofibrosis. The randomized trial is expected to enroll 270 patients and will evaluate the safety and efficacy of pacritinib compared to best available therapy, excluding JAK inhibitors, in patients with myelofibrosis. Pacritinib is an oral once-daily JAK2 inhibitor that demonstrated meaningful clinical benefits and good tolerability in myelofibrosis patients in Phase 2 clinical trials. The Company plans to enroll myelofibrosis patients in the PERSIST-1 trial without exclusion for low platelet counts.

Corporate Transactions

On December 31, 2012, the Company announced that on December 26, 2012, a Stipulation of Settlement (the “Stipulation”) entered into as of November 6, 2012, between plaintiffs, the Company and certain of its current directors was preliminarily approved by the U.S. District Court for the Western District of Washington. The Stipulation relates to the previously-disclosed consolidated shareholder derivative action litigation, In re Cell Therapeutics, Inc. Derivative Litigation, Case No. C10-564 MJP, pending in the U.S. District Court for the Western District of Washington. The proposed settlement is subject to certain conditions and approvals, including, among other items, the approval of the settlement by the Board, including the corporate governance measures, and final court approval.

For the reasons, modalities, terms and conditions of the Stipulation please refer to the press release relating to the settlement dated December 31, 2012.

Exchange Listing Matters

With respect to the period from January 1, 2013 through January 31, 2013, the Company has no additional information with respect to exchange listing matters to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding as of December 31, 2012 and January 31, 2013 was 109,823,748 and 109,810,906, respectively.

During the month of January 2013, the following transaction contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the cancellation of 12,842 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended and restated (the “2007 Equity Plan”).

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

On December 3, 2012, the Company’s Board of Directors approved an amendment to the Company’s existing shareholder rights agreement (the “Rights Plan”), which decreased the exercise price of the preferred stock purchase rights (“Rights”) under the Rights Plan from $14.00 to $8.00 and extended the final expiration date under the Rights Plan from the close of business on the third anniversary of January 7, 2010 (the “Record Date”), to the close of business on December 3, 2015. The Rights were initially distributed as a dividend on each share of Common Stock outstanding on the Record Date and currently trade with each outstanding share of Common Stock.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $45.8 million in cash and cash equivalents as of January 31, 2013.

About Cell Therapeutics, Inc.

Cell Therapeutics, Inc. (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements, including statements about estimated unaudited monthly financial statements, that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of PIXUVRI and pacritinib include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with PIXUVRI and pacritinib in particular, including, without limitation, the potential failure of PIXUVRI to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the U.S. Food and Drug Administration (the “FDA”) and/or the European Medicines Agency (the “EMA”); the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; the FDA may request additional clinical trials; the Company’s conditional marketing authorization may not be renewed; the Company may not market and commercialize PIXUVRI as planned in Europe; the Company may not be able to complete the PIX306 clinical trial of PIXUVRI-rituximab versus gemcitabine-rituximab in patients with aggressive B-cell NHL, who failed front-line CHOP-R and who are not eligible for ASCT (2nd line) or failed ASCT (3rd or 4th line) by June 2015 or at all as required by the EMA or have the results of such trial available by June 2015 or at all; the conditional marketing authorization for PIXUVRI may not be renewed; upon a re-review or resubmission of the Company’s new drug application for PIXUVRI (the “NDA”) the FDA may find PIXUVRI to not be safe and/or effective; the PIX301 study may still be deemed to be a failed study; if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of PIXUVRI; the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter; the Company cannot predict when or guarantee that the NDA will be resubmitted to the FDA; the FDA may not accept the NDA if resubmitted; the FDA may not allow the to-be-resubmitted NDA to be reviewed at a future Oncologic Drugs Advisory Committee meeting; the potential failure of pacritinib to prove safe and effective for the treatment of patients with myelofibrosis, either alone or in combination regimens, as determined by the FDA and/or the EMA; that pacritinib may not satisfy a medical need not currently addressed with existing non-selective JAK1/JAK2 inhibitors; that the PERSIST-1 clinical trial of pacritinib may not occur as planned; that 270 patients may not enroll in the PERSIST-1 clinical trial; that the second Phase 3 clinical trial of pacritinib may not occur as planned; that the Company may not be able to successfully implement its plans, strategies and objectives related to the development of pacritinib; the Company’s may not be able to maintain compliant with NASDAQ listing requirements; the Company’s re-alignment of its resources and re-prioritization of its product pipeline may not result in reducing the Company’s operating expenses; the Company may not be able to reduce its average net operating burn rate as planned; the Company’s average net operating burn rate may increase; the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling PIXUVRI. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant; the Company’s operating expenses continue to exceed its net revenues; the Company may not be able to further reduce its operating expenses; the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation; and other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media and Investor Contacts:

Cell Therapeutics, Inc.

Monique Greer

+1 206.272.4343

mgreer@ctiseattle.com

Ed Bell

+1 206.272.4345

invest@ctiseattle.com

In Europe

CTI Life Sciences Limited, Milan Branch

Laura Villa

T: +39 02 89659700

F: +39 02 89659719

E: LVilla@cti-lifesciences.com

Elena Bellacicca

T: +39 02 89659700

F: +39 02 89659719

E: EBellacicca@cti-lifesciences.com

http://www.celltherapeutics.com/italiano